Exhibit 99

HMN Financial, Inc. Announces Fourth Quarter Results and Annual Meeting

ROCHESTER , Minn.--(BUSINESS WIRE)--January 22, 2013--HMN Financial, Inc. (NASDAQ:HMNF):

Fourth Quarter Highlights

  Net income of $1.5 million compared to net loss of $7.6 million for fourth quarter of 2011
  Diluted earnings per common share of $0.25 compared to diluted loss per common share of $2.08 in the fourth quarter of 2011
  Provision for loan losses of $0, down $7.6 million from fourth quarter of 2011
  Losses on real estate owned of $0.3 million, down $2.1 million from fourth quarter of 2011
  Net interest income of $5.5 million, down $1.4 million from fourth quarter of 2011
  Non-performing assets of $40.6 million, down $6.6 million from third quarter of 2012

Annual Highlights

  Net income of $5.3 million compared to net loss of $11.6 million for 2011
  Diluted earnings per common share of $0.86 compared to diluted loss per common share of $3.47 for 2011
  Provision for loan losses of $2.5 million, down $14.8 million from 2011
  Losses on real estate owned of $0.2 million, down $2.5 million from 2011
  Net interest income of $23.7 million, down $4.7 million from 2011
  Non-performing assets of $40.6 million, down $10.0 million from December 31, 2011
  Total assets decreased $137 million in 2012
INCOME (LOSS) SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share amounts)	2012	2011	2012	2011
Net income (loss)	$1,485	(7,626)	$5,321	(11,555)
Net income (loss) available to common stockholders	1,016	(8,085)	3,460	(13,376)
Diluted earnings (loss) per common share	0.25	(2.08)	0.86	(3.47)
Return (loss) on average assets	0.93%	(3.75)%	0.79%	(1.39)%
Return (loss) on average common equity	9.77%	(45.87)%	8.94%	(16.94)%
Book value per common share	$8.02	7.36	$8.02	7.36

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $653 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.5 million for the fourth quarter of 2012, an improvement of $9.1 million compared to a net loss of $7.6 million for the fourth quarter of 2011. Net income available to common shareholders was $1.0 million for the fourth quarter of 2012, an improvement of $9.1 million from the net loss available to common shareholders of $8.1 million for the fourth quarter of 2011. Diluted earnings per common share for the fourth quarter of 2012 was $0.25, an improvement of $2.33 from the diluted loss per common share of $2.08 for the fourth quarter of 2011. The improvement in net income in the fourth quarter of 2012 is due primarily to a $7.6 million decrease in the provision for loan losses, a $0.4 million increase in the gain on sale of loans, and a $2.6 million decrease in noninterest expenses due primarily to the decrease in expenses and losses recognized on real estate owned between the periods. These changes to net income were partially offset by a $1.4 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods.

President’s Statement
“The reported financial results reflect the increased volume of our mortgage banking activities and the positive impact that the stabilization of commercial real estate values has had on our provision for loan losses,” said Brad Krehbiel, President of HMN. “We are encouraged by the results of our ongoing efforts to improve credit quality in our commercial loan portfolio as evidenced by the positive trend of declining non-performing assets. We intend to continue to focus our efforts on further reducing these non-performing assets while, at the same time, improving the financial performance of our core banking operations.”

Fourth Quarter Results

Net Interest Income
Net interest income was $5.5 million for the fourth quarter of 2012, a decrease of $1.4 million, or 19.7%, compared to $6.9 million for the fourth quarter of 2011. Interest income was $7.0 million for the fourth quarter of 2012, a decrease of $2.2 million, or 23.6%, from $9.2 million for the same period in 2011. Interest income decreased between the periods primarily because of a $163 million decrease in the average interest-earning assets and also because of a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of low loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.62% for the fourth quarter of 2012, a decrease of 13 basis points from the 4.75% average yield for the fourth quarter of 2011. The decrease in the average yield is due to the continued low interest rate environment that existed during the fourth quarter of 2012.

Interest expense was $1.5 million for the fourth quarter of 2012, a decrease of $0.8 million, or 35.1%, compared to $2.3 million for the fourth quarter of 2011. Interest expense decreased primarily because of a $170 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in the average outstanding retail and brokered certificates of deposits between the periods and a decrease in other deposits as a result of the Bank’s Toledo, Iowa branch sale that was completed in the first quarter of 2012. The decrease in retail and brokered certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund the maturing certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the fourth quarter of 2012. The average interest rate paid on interest-bearing liabilities was 1.06% for the fourth quarter of 2012, a decrease of 20 basis points from the 1.26% average interest rate paid in the fourth quarter of 2011. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2012 was 3.63%, an increase of 8 basis points, compared to 3.55% for the fourth quarter of 2011.

Provision for Loan Losses
The provision for loan losses was $0 for the fourth quarter of 2012, a decrease of $7.6 million, or 100.0%, from $7.6 million for the fourth quarter of 2011. The provision decreased in the fourth quarter of 2012 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in the fourth quarter of 2012 when compared to the fourth quarter of 2011. The provision also decreased because of the $106 million decrease in the loan portfolio between the periods. Total non-performing assets were $40.6 million at December 31, 2012, a decrease of $6.6 million, or 14.0%, from $47.2 million at September 30, 2012. Non-performing loans decreased $4.6 million and foreclosed and repossessed assets decreased $2.0 million during the fourth quarter of 2012. The non-performing loan and foreclosed and repossessed asset activity for the fourth quarter of 2012 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
September 30, 2012	$34,582	September 30, 2012	$12,617
Classified as non-performing	1,272	Transferred from non-performing loans	283
Charge offs	(681)	Other foreclosures/repossessions	117
Principal payments received	(3,694)	Real estate sold	(1,680)
Classified as accruing	(1,221)	Net loss on sale of assets	(672)
Transferred to real estate owned	(283)	Write downs	(70)
December 31, 2012	$29,975	December 31, 2012	$10,595

The decrease in non-performing loans relates primarily to the principal payments received on non-performing loans during the fourth quarter of 2012. Of the $3.7 million in principal payments received on non-performing loans in the fourth quarter of 2012, $1.4 million related to the payoff of two loans in the utility industry and $0.8 million related to the payoff of a loan secured by land.

A reconciliation of the allowance for loan losses for the fourth quarters of 2012 and 2011 is summarized as follows:

(Dollars in thousands)	2012	2011
Balance at September 30,	$20,462	$25,690
Provision	0	7,609
Charge offs:
Commercial real estate	0	(6,710)
Commercial business	(468)	(4,787)
Consumer	(150)	(41)
One-to-four family	(63)	(58)
Recoveries	1,827	2,185
Balance at December 31,	21,608	$23,888

General allowance	$16,795	$17,254
Specific allowance	4,813	6,634
	$21,608	$23,888

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2011.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2012	2012	2011
Non-Performing Loans:
One-to-four family real estate	$2,492	$2,992	$4,435
Commercial real estate	25,543	27,707	22,658
Consumer	300	317	699
Commercial business	1,640	3,566	6,201
Total	29,975	34,582	33,993

Foreclosed and Repossessed Assets:
One-to-four family real estate	1,595	320	352
Commercial real estate	9,000	12,297	16,264
Total non-performing assets	$40,570	$47,199	$50,609
Total as a percentage of total assets	6.21%	7.33%	6.40%
Total non-performing loans	$29,975	$34,582	$33,993
Total as a percentage of total loans receivable, net	6.60%	7.29%	6.10%
Allowance for loan losses to non-performing loans	72.09%	59.17%	70.27%

Delinquency Data:
Delinquencies (1)
30+ days	$2,739	$5,077	$3,226
90+ days	0	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	0.57%	0.98%	0.55%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters and December 31, 2011.

		Principal		Principal		Principal
		Amount of		Amount of		Amount of
		Loans at		Loans at		Loans at
(Dollars in thousands)	# of	December 31,	# of	September 30,	# of	December 31,
Property Type	relationships	2012	relationships	2012	relationships	2011
Developments/land	9	$24,339	12	$26,415	10	$17,465
Shopping centers/retail	2	386	2	396	2	1,315
Restaurants/bar	1	547	1	565	1	616
Office buildings	2	128	2	184	1	2,325
Other buildings	1	143	1	147	3	937
	15	$25,543	18	$27,707	17	$22,658

The decrease in the non-performing commercial real estate loans from September 30, 2012 is due primarily to a $1.1 million development loan that was reclassified as accruing during the fourth quarter of 2012 and because additional principal payments were received on various other non-performing commercial real estate loans during the quarter.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing for the two most recent quarters and December 31, 2011.

(Dollars in thousands)		Principal Amount		Principal Amount		Principal Amount
		of Loans		of Loans		of Loans
		December 31,		September 30,		December 31,
Industry Type	#	2012	#	2012	#	2011
Construction/development	6	$1,074	6	$1,650	6	$2,061
Retail	2	239	2	247	1	82
Banking	0	0	0	0	2	1,199
Entertainment	0	0	1	16	1	23
Utilities	0	0	2	1,379	1	2,792
Restaurant	1	129	1	135	0	0
Other	3	198	3	139	1	44
	12	$1,640	15	$3,566	12	$6,201

Non-Interest Income and Expense
Non-interest income was $2.4 million for the fourth quarter of 2012, an increase of $0.4 million, or 20.2%, from $2.0 million for the same period in 2011. Gain on sales of loans increased $0.4 million between the periods primarily because of an increase in single family loan originations and sales. Other income increased $26,000 between the periods primarily due to an increase in rental income on other real estate. Fees and service charges decreased $0.1 million primarily because of a decrease in overdraft fees between the periods.

Non-interest expense was $6.3 million for the fourth quarter of 2012, a decrease of $2.6 million, or 29.2%, from $8.9 million for the same period of 2011. Losses on real estate owned decreased $2.1 million from the fourth quarter of 2011 primarily because there were fewer losses realized on the sale of real estate and there were fewer write downs in the value of the real estate owned in the fourth quarter of 2012 when compared to the same period in 2011. Compensation and benefits expense decreased $0.3 million between the periods primarily as a result of having fewer employees and also because of a decrease in pension benefit costs. Occupancy expense decreased $0.1 million primarily because of a decrease in depreciation and other expenses as a result of having fewer branch facilities. Deposit insurance expense increased $0.1 million because of an increase in the insurance rates between the periods. Other non-interest expenses decreased $0.1 million between the periods primarily because of a decrease in advertising expenses.

Income tax expense was $0.1 million in the fourth quarter of 2012, an increase of $0.1 million from the fourth quarter of 2011 when no income tax expense was recorded. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no regular income tax expense was recorded for the fourth quarter of 2012. The income tax expense that was recorded in the fourth quarter of 2012 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

Net Income (Loss) Available to Common Shareholders
The net income available to common shareholders was $1.0 million for the fourth quarter of 2012, an improvement of $9.1 million from the $8.1 million net loss available to common shareholders in the fourth quarter of 2011. The net income available to common shareholders increased primarily because of the change in the net income (loss) between the periods. The Company has deferred the last eight quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, since the Company failed to pay dividends for six quarters, the Treasury has the right to appoint two representatives to the Company’s board of directors, although the Treasury has not yet exercised this right. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators.

Return (Loss) on Assets and Equity
The return on average assets for the fourth quarter of 2012 was 0.93%, compared to a 3.75% loss on average assets for the fourth quarter of 2011. Return on average equity was 9.77% for the fourth quarter of 2012, compared to a 45.87% loss on average equity for the same period of 2011. Book value per common share at December 31, 2012 was $8.02, compared to $7.36 at December 31, 2011.

Annual Results

Net Income (Loss)
Net income was $5.3 million for 2012, an improvement of $16.9 million, from the $11.6 million loss for 2011. Net income available to common shareholders was $3.5 million for the year ended December 31, 2012, an improvement of $16.9 million, from the net loss available to common shareholders of $13.4 million for 2011. Diluted earnings per common share for the year ended December 31, 2012 was $0.86, an improvement of $4.33 from the $3.47 diluted loss per common share for the year ended December 31, 2011. The improvement in net income in 2012 is due primarily to a $14.8 million decrease in the provision for loan losses between the periods, a $1.9 million increase in the gain on sale of loans, and a $4.9 million decrease in noninterest expenses due primarily to the decrease in expenses and losses recognized on real estate owned between the periods. These improvements to net income were partially offset by a $4.7 million decrease in interest income due primarily to a decrease in interest earning assets between the periods.

Net Interest Income
Net interest income was $23.7 million for 2012, a decrease of $4.7 million, or 16.6%, from $28.4 million for 2011. Interest income was $30.8 million for 2012, a decrease of $8.7 million, or 22.1%, from $39.5 million for 2011. Interest income decreased between the periods primarily because of a $146 million decrease in the average interest-earning assets and also because of a decrease in the average yields earned between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of low loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.78% for the year ended December 31, 2012, a decrease of 22 basis points from the 5.00% average yield for 2011. The decrease in the average yield is due to the continued low interest rate environment that existed during 2012.

Interest expense was $7.1 million for the year ended December 31, 2012, a decrease of $4.0 million, or 35.9%, from $11.1 million for 2011. Interest expense decreased primarily because of a $149 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding retail and brokered certificates of deposits between the periods and a decrease in other deposits as a result of the Bank’s Toledo, Iowa branch sale that was completed in the first quarter of 2012. The decrease in retail and brokered certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates of deposits. Interest expense also decreased because of the lower rates paid on retail money market accounts and certificates of deposit. The decreased rates were the result of the low interest rate environment that continued to exist during 2012. The average interest rate paid on interest-bearing liabilities was 1.17% for the year ended December 31, 2012, a decrease of 30 basis points from the 1.47% average rate paid for the same period of 2011. Net interest margin (net interest income divided by average interest-earning assets) was 3.67% for the year ended December 31, 2012, an increase of 8 basis points, from the 3.59% margin for 2011.

Provision for Loan Losses
The provision for loan losses was $2.5 million for the year ended December 31, 2012, a decrease of $14.8 million, from $17.3 million for the year ended December 31, 2011. The provision decreased between the periods primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in 2012 when compared to 2011. The provision also decreased because of the $106 million decrease in the loan portfolio between the periods. Total non-performing assets were $40.6 million at December 31, 2012, a decrease of $10.0 million, or 19.8%, from $50.6 million at December 31, 2011. Non-performing loans decreased $4.0 million and foreclosed and repossessed assets decreased $6.0 million during 2012. The non-performing loan and foreclosed and repossessed asset activity for 2012 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2011	$33,993	December 31, 2011	$16,616
Classified as non-performing	23,785	Transferred from non-performing loans	2,242
Charge offs	(9,317)	Other foreclosures/repossessions	117
Principal payments received	(13,823)	Real estate sold	(7,558)
Classified as accruing	(2,421)	Net loss on sale of assets	(752)
Transferred to real estate owned	(2,242)	Write downs	(70)
December 31, 2012	$29,975	December 31, 2012	$10,595

A reconciliation of the allowance for loan losses for 2012 and 2011 is summarized as follows:

(in thousands)	2012	2011
Balance at January 1,	$23,888	$42,828
Provision	2,544	17,278
Charge offs:
Commercial	(2,464)	(15,512)
Commercial real estate	(5,719)	(23,012)
Consumer	(1,071)	(270)
Single family mortgage	(63)	(508)
Recoveries	4,493	3,084
Balance at December 31,	$21,608	$23,888

General allowance	$16,795	$17,255
Specific allowance	4,813	6,633
	$21,608	$23,888

Non-Interest Income and Expense
Non-interest income was $9.0 million for the year ended December 31, 2012, an increase of $2.1 million, or 30.9%, from $6.9 million for the year ended December 31, 2011. Gains on sales of loans increased $1.9 million, or 115.8%, between the periods primarily because of an increase in single family loan originations and sales. Gain on sale of branch office increased $0.6 million as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Fees and service charges decreased $0.4 million primarily because of a decrease in overdraft charges between the periods.

Non-interest expense was $24.7 million for the year ended December 31, 2012, a decrease of $4.9 million, or 16.5%, from $29.6 million for the same period in 2011. Losses on real estate owned decreased $2.5 million between the periods primarily because there were fewer losses realized on the sale of real estate and there were fewer write downs in the value of the real estate owned in 2012 when compared to 2011. Compensation and benefits expense decreased $1.1 million between the periods primarily as a result of having fewer employees and also because of a decrease in pension benefit costs. Other non-interest expenses decreased $1.0 million between the periods primarily because of a decrease in real estate taxes and legal fees related to other real estate owned. Occupancy expense decreased $0.4 million primarily because of a decrease in depreciation and other expenses as a result of having fewer branch facilities.

Income tax expense was $0.1 million in 2012, an increase of $0.1 million from 2011 when no income tax expense was recorded. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no regular income tax expense was recorded in 2012. The income tax expense that was recorded in 2012 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

Net Income (Loss) Available to Common Shareholders
Net income available to common shareholders was $3.5 million for the year ended December 31, 2012, an improvement of $16.9 million, from the net loss available to common shareholders of $13.4 million for 2011. Net income available to common shareholders increased primarily because of the change in net income (loss) between the periods. The Company has deferred the last eight quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, since the Company failed to pay dividends for six quarters, the Treasury has the right to appoint two representatives to the Company’s board of directors, although the Treasury has not yet exercised this right. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators.

Return (Loss) on Assets and Equity
The return on average assets was 0.79% for 2012, compared to a 1.39% loss on average assets for 2011. Return on average common equity was 8.94% for 2012, compared to a 16.94% loss on average common equity for 2011.

Annual Meeting Announcement
HMN announced that its annual meeting will be held at the Rochester Golf and Country Club, located at 3100 West Country Club Road, Rochester, Minnesota on Tuesday, April 23, 2013, at 10:00 a.m. local time.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates nine full service offices in Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester (3), Spring Valley and Winona; one full service office in Iowa located in Marshalltown; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the OCC and FRB; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Part II, Item 1A of its Quarterly Reports on Forms 10-Q. We undertake no duty to update any of the forward-looking statements after the date of this press release.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$83,660	67,840
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $9,825 and $19,586)	10,421	20,645
Other marketable securities
(amortized cost $75,759 and $105,700)	75,470	105,469
	85,891	126,114

Loans held for sale	2,584	3,709
Loans receivable, net	454,045	555,908
Accrued interest receivable	2,018	2,449
Real estate, net	10,595	16,616
Federal Home Loan Bank stock, at cost	4,063	4,222
Mortgage servicing rights, net	1,732	1,485
Premises and equipment, net	7,173	7,967
Prepaid expenses and other assets	1,566	2,262
Assets held for sale	0	1,583
Deferred tax asset, net	0	0
Total assets	$653,327	790,155

Liabilities and Stockholders’ Equity
Deposits	$514,951	620,128
Deposits held for sale	0	36,048
Federal Home Loan Bank Advances	70,000	70,000
Accrued interest payable	247	780
Customer escrows	830	933
Accrued expenses and other liabilities	6,465	5,205
Total liabilities	592,493	733,094
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value)
Authorized 500,000 shares; issued shares 26,000	25,336	24,780
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,795	53,462
Retained earnings, subject to certain restrictions	47,004	42,983
Accumulated other comprehensive income (loss)	(49)	471
Unearned employee stock ownership plan shares	(2,997)	(3,191)
Treasury stock, at cost 4,705,073 and 4,740,711 shares	(60,346)	(61,535)
Total stockholders’ equity	60,834	57,061
Total liabilities and stockholders’ equity	$653,327	790,155

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$6,730	8,605	29,257	36,776
Securities available for sale:
Mortgage-backed and related	114	225	604	1,098
Other marketable	136	319	737	1,451
Cash equivalents	30	29	101	36
Other	28	32	117	180
Total interest income	7,038	9,210	30,816	39,541

Interest expense:
Deposits	659	1,478	3,741	6,847
Federal Home Loan Bank advances	854	854	3,398	4,288
Total interest expense	1,513	2,332	7,139	11,135
Net interest income	5,525	6,878	23,677	28,406
Provision for loan losses	0	7,609	2,544	17,278
Net interest income (loss) after provision for loan losses	5,525	(731)	21,133	11,128

Non-interest income:
Fees and service charges	841	912	3,325	3,739
Loan servicing fees	251	240	964	987
Gain on sales of loans	1,105	672	3,574	1,656
Gain on sale of branch office	0	0	552	0
Other	177	151	575	487
Total non-interest income	2,374	1,975	8,990	6,869

Non-interest expense:
Compensation and benefits	2,865	3,205	12,452	13,553
Losses on real estate owned	256	2,380	181	2,681
Occupancy	832	955	3,358	3,741
Deposit insurance	327	254	1,255	1,255
Data processing	326	337	1,332	1,221
Other	1,676	1,739	6,092	7,101
Total non-interest expense	6,282	8,870	24,670	29,552
Income (loss) before income tax expense	1,617	(7,626)	5,453	(11,555)
Income tax expense	132	0	132	0
Net income (loss)	1,485	(7,626)	5,321	(11,555)
Preferred stock dividends and discount	469	459	1,861	1,821
Net income (loss) available to common shareholders	$1,016	(8,085)	3,460	(13,376)
Other comprehensive loss, net of tax	(171)	(264)	(520)	(70)
Comprehensive income (loss) attributable to common shareholders	845	(8,349)	2,940	(13,446)
Basic earnings (loss) per common share	$0.26	(2.08)	0.88	(3.47)
Diluted earnings (loss) per common share	$0.25	(2.08)	0.86	(3.47)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended		Year Ended
SELECTED FINANCIAL DATA:	December 31,		December 31,
(Dollars in thousand, except per share data)	2012	2011	2012	2011
I. OPERATING DATA:
Interest income	$7,038	9,210	30,816	39,541
Interest expense	1,513	2,332	7,139	11,135
Net interest income	5,525	6,878	23,677	28,406

II. AVERAGE BALANCES:
Assets (1)	633,800	807,341	675,648	832,357
Loans receivable, net	462,803	574,996	503,668	608,826
Mortgage-backed and related securities (1)	82,057	133,458	87,604	139,473
Interest-earning assets (1)	605,766	768,747	645,122	791,309
Interest-bearing liabilities	567,018	736,657	610,158	759,172
Equity (1)	60,457	65,960	59,519	68,201

III. PERFORMANCE RATIOS: (1)
Return (loss) on average assets (annualized)	0.93%	(3.75)%	0.79%	(1.39)%
Interest rate spread information:
Average during period	3.56	3.50	3.61	3.53
End of period	3.49	3.34	3.49	3.34
Net interest margin	3.63	3.55	3.67	3.59
Ratio of operating expense to average
total assets (annualized)	3.94	4.36	3.65	3.55
Earnings (loss) on average common equity (annualized)	9.77	(45.87)	8.94	(16.94)
Efficiency	79.53	100.19	75.52	83.78
	December 31,	December 31,
IV. ASSET QUALITY:	2012	2011
Total non-performing assets	$40,570	50,609
Non-performing assets to total assets	6.21%	6.40%
Non-performing loans to total loans
receivable, net	6.60%	6.10%
Allowance for loan losses	$21,608	23,888
Allowance for loan losses to total assets	3.31%	3.02%
Allowance for loan losses to total loans receivable, net	4.76	4.29
Allowance for loan losses to non-performing loans	72.09	70.27

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	8.02	7.36
	Year Ended	Year Ended
VI. CAPITAL RATIOS:	Dec 31, 2012	Dec 31, 2011
Stockholders’ equity to total assets, at end of period	9.31%	7.22%
Average stockholders’ equity to average assets (1)	8.81	8.19
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	105.73	104.23
Home Federal Savings Bank regulatory capital ratios:
Tier 1 or core capital(2)	9.68%	7.14%
Risk-based capital	15.52%	10.86%
	December 31,	December 31,
	2012	2011
VII. EMPLOYEE DATA:
Number of full time equivalent employees	194	205
(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets. The Bank’s core capital ratio was in excess of this requirement at December 31, 2012.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President